Exhibit 99.1

VineBrook Homes Trust Announces Cancellation of Annual Meeting of Stockholders

DALLAS, July 6, 2026 /PRNewswire/ -- VineBrook Homes Trust, Inc. (the “Company”) announced today that the Company has determined to cancel its 2026 Annual Meeting of Stockholders (the “Annual Meeting”).

The Annual Meeting was originally scheduled for, and convened on, June 2, 2026 at 10:00 a.m. Central Time, but was adjourned without any business being conducted because a quorum of the holders of the Company’s common stock was not present in person or by proxy.

As of today, the Company has still not received proxies that would constitute a quorum and has decided to cancel the Annual Meeting and to withdraw from consideration by the Company’s stockholders the proposals set forth in the definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 10, 2026. The Company made a strong effort to engage with stockholders; however, with nearly 7,000 stockholders, achieving quorum proved challenging despite those outreach efforts.

Prior to the withdrawal of the proposals, the Company received overwhelming “Votes For” both the election of directors and the ratification of the Company’s auditor for 2026.

For a full discussion of preliminary results prior to the withdrawal of the proposals, see the Company’s Current Report on Form 8-K, which can be found here.

About VineBrook Homes Trust, Inc.

VineBrook Homes Trust, Inc. is an externally advised real estate investment trust. The Company is focused on acquiring, developing, renovating, leasing and operating single-family rental home investments primarily located in large to medium size cities and suburbs located in the midwestern, heartland and southeastern United States markets. For more information, please visit www.investors.VineBrookHomes.com.

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Kristen Griffith

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